EXHIBIT 5.1
OPINION OF MORRISON & FOERSTER LLP
[Morrison & Foerster LLP Letterhead]
June 23, 2006
United Dominion Realty Trust, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
Re: Grant of Performance Contingent Restricted Stock and Restricted Stock to Mark M. Culwell
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of Forty-Six Thousand Eight Hundred Sixty (46,860) shares of your common stock, $0.01 par value (the “Shares”) which may be issuable in accordance with the terms of the Notice of Performance Contingent Restricted Stock Award (including a Restricted Stock Award Agreement for 2,350 shares), a Restricted Stock Award Agreement for 7,418 shares and a Restricted Stock Award Agreement for 37,092 shares, between you and Mark M. Culwell (collectively, the “Award Agreements”).
As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the authorization of the issuance of the Shares under the Award Agreements (the “Award Shares”), and such documents and other legal and factual matters as we have deemed necessary to render this opinion. We have relied on the Company’s records and have assumed the accuracy and completeness thereof. We have also assumed the genuineness of the signatures and the authenticity of all documents submitted to us as originals and the conformity with originals of all items submitted to us as copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Award Agreements, the Company will receive consideration in an amount not less than the aggregate par value of the Award Shares covered by each such issuance.
Based upon and subject to the foregoing, it is our opinion that the Award Shares, when issued and sold pursuant to the terms of the Award Agreements, will be validly issued, fully paid and nonassessable Shares.
We express no opinion as to the matters governed by the laws of any jurisdiction other than the laws of the State of Maryland, as in effect on the date hereof.
We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Morrison & Foerster LLP